                                                                    EXHIBIT 10.2



                                   EXHIBIT "A"




                              PARTNERSHIP AGREEMENT


                   GENESIS RESIDENTIAL HEALTHCARE COMMUNITY -
                                  PERRIS, LTD.


                        AGREEMENT OF LIMITED PARTNERSHIP



                                    Exhibit A

                                Table of Contents

SECTION                                                                 Page No.

1.  AGREEMENT OF LIMITED PARTNERSHIP.                                      3

2.  NAME OF THE PARTNERSHIP.                                               3

3.  PURPOSE, BUSINESS AND AUTHORITY.                                       3

4.  PLACE OF BUSINESS.                                                     3

5.  DEFINITIONS.                                                           4

6.  TERM OF THE PARTNERSHIP.                                               6

7.  PARTNERSHIP CAPITAL CONTRIBUTIONS; ADVANCES; ADMISSION
    OF NEW LIMITED PARTNERS.                                               6

8.  ALLOCATION OF NET INCOME, NET LOSS, GAIN AND LOSS.                     6

9.  DISTRIBUTIONS.                                                         8

10. RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER.                      9

11. SPECIAL RIGHTS OF LIMITED PARTNERS.                                   11

12. COMPENSATION OF GENERAL PARTNER.                                      15

13. DISSOLUTION OF PARTNERSHIP.                                           12

14. DEATH OF A LIMITED PARTNER.                                           12

15. WITHDRAWAL OF GENERAL PARTNER.                                        12

16. TRANSFER AND ASSIGNMENTS.                                             13

17. SUBSTITUTE LIMITED PARTNERS.                                          13

18. BOOKS AND RECORDS.                                                    14

19. REPORTS.                                                              14

20. POWER OF ATTORNEY.                                                    14

21. INDEMNIFICATION.                                                      15

22. MISCELLANEOUS.                                                        15



             GENESIS RESIDENTIAL HEALTHCARE COMMUNITY - PERRIS, LTD

                         CALIFORNIA LIMITED PARTNERSHIP

                        AGREEMENT OF LIMITED PARTNERSHIP

THIS AGREEMENT OF LIMITED PARTNERSHIP is entered into as of July 1, 1999, by and between E-Net Financial Corporation, a Nevada Corporation, and Genesis Residential Healthcare, Inc. a California Corporation (the "CO-General Partners"), and those persons named on Exhibit "A", attached hereto and incorporated herein by reference, whose addresses are those shown on Exhibit "A" (the "Limited Partners"). The parties agree, pursuant to the following provisions, to form a limited partnership to acquire, hold, own, improve, manage, operate, lease, alter, sell, transfer, and convey certain real property as described herein and in that certain Private Placement Memorandum of even date herewith (the "Memorandum").

1. AGREEMENT OF LIMITED PARTNERSHIP.

The parties hereby form a limited partnership (the "Partnership ") pursuant to the provisions of the Act, upon the terms and conditions herein set forth. All provisions of the Act shall he deemed to be superseded by the express terms of this Agreement to the extent necessary to effect the intent of the parties reflected herein. As soon as is practical following the execution of this Agreement, a Certificate of Limited Partnership, in a form prescribed by the Act, shall be filed in the office of the California Secretary of State.

2. NAME OF THE PARTNERSHIP.

The name under which the Partnership will conduct its business is:

        GENESIS RESIDENTIAL HEALTHCARE COMMUNITY - PERRIS, LTD.
        A California Limited Partnership
General Partner. The name, addresses of the CO-General Partners are as follows:
        E-Net Financial Corporation
        2102 Business Center Drive, Suite 115E
        Irvine, CA 92612

        Genesis Residential Healthcare, Inc.
        3200 Bristol 8th Floor
        Costa Mesa, CA 92626

Agent for service of Process. In accordance with the requirements of Section 15614 (b) of the California Corporations Code, the name and address of the Partnership's agent for service of process are as follows:

        William W. Ashby
        3200 Bristol, 8th  Floor
        Costa Mesa, CA 92626

3. PURPOSE BUSINESS AND AUTHORITY.

The purpose of the Partnership is the purchase of land, planning, engineering, development, and construction of a residential healthcare senior citizen community, and operation of new and environmentally safer community. The Partnership may sell, lease, operate, maintain or otherwise dispose of all or part of the units to be built, and do such things incidental thereto as are deemed necessary or appropriate by the General Partner, in its sole discretion, as a General Partner, to effect these purposes.

Notwithstanding the foregoing, the Limited Partners acknowledge that their interest in the Project derives solely from the General Partner's relationship as a general partner. Nothing contained in this Partnership Agreement shall be deemed to expand or limit the rights of the partners under the GENESIS RESIDENTIAL HEALTHCARE COMMUNITY, PERRIS, LTD., Partnership Agreement.

4. PLACE OF BUSINESS.

The principal place of business of this Partnership shall be:

Genesis Residential Healthcare Community, Perris, Ltd.
3200 Bristol 8th Floor
Costa Mesa, CA 92626

Or at such other place or places in the State of California as the General Partner may, from time to time, determine, upon giving written notice of such change to the Limited Partners.

5.  DEFINITIONS.

Unless the context of their use requires otherwise, the following terms whether or not capitalized, have the meanings stated when used in this Agreement:

Act means the California Revised Limited Partnership Act, as amended.

Adjusted Invested Capital of a Partner means the Original Invested Capital paid for or attributable to such Partner's Partnership Interest, reduced by the total cash distributed to him from Net Proceeds from Sale or Refinancing.

Affiliate means:

        (a) Any person directly or indirectly controlling, controlled by or under common control with another person;

        (b) A person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other person;

        (c) Any officer, director or partner of such person; and

        (d) If such Person is an officer, director or partner, any company for which such person acts in any such capacity.

Assignee means a person who has acquired a beneficial interest in one or more Partnership Units from a third party, but who is neither an Assignee of Record nor a Substitute Limited Partner.

Assignee of Record means an Assignee who, in compliance with Section 16 hereof, has acquired a beneficial interest in one or more Units, or any part of a Unit, and whose ownership of such Units has been recorded in the books of the Partnership, but who has not been admitted as a Substitute Limited Partner of the Partnership.

Bankruptcy or Insolvency means the filing in any court pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or filing for reorganization or for the appointment of a receiver or trustee of all or a material portion of the Partner's assets an assignment for the benefit of creditors, if the Partner admits in writing its inability to pay its debts as they fall due, or the seeking, consenting to or acquiescing in the appointment of a trustee, receiver, or liquidation of any material portion of its property. The phrase "bankruptcy" or "insolvency" shall also include the filing against any Partner in any court pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for appointment of a receiver or a trustee of all or a material portion of the Partner's property, and within ninety (90) days after such commencement of any such proceeding against the Partner such petition shall not have been dismissed (or satisfactory evidence that such Partner is diligently contesting such petition shall not have been received by the General Partner, provided such Partner is not otherwise in default hereunder). In addition, if the whole or any portion of the Partnership Interest of any Partner is subject to levy or attachment, and such levy or attachment is not released or discharged within sixty (60) days, such Partner shall be deemed bankrupt or insolvent for the purposes of this Agreement.

Capital Account Balance means a Unit holder's Original Invested Capital less his or her share of Net Loss, Loss and Distributions, plus his or her share of Net Income and Gain.

Cash Flow from Operations means Distributed Funds from the sale or rental of units to be built for the project and other recurring operating income, (including any surplus of contributed capital resulting from cost savings realized by the Partnership, and interest on any debt representing the deferred portion of the purchase price on a sale of real property.

Code means the Internal Revenue code of 1986, as the same may be amended from time to time.

Distributed Funds means the amount, if any, by which the gross revenues received by the Partnership during any calendar year from all sources exceed the costs and expenses of the Partnership paid during such period, after payment or adequate provision for payment has been made with respect to all outstanding debts, taxes obligations and liabilities of the Partnership (including those to Partners), and the establishment of such reserves for operating expenses and/or contingent liabilities as the General Partner may, in its sole discretion, deem appropriate for the efficient operation of the Partnership's business.

Distributions means any cash or property distributed to the Partners in relation to their respective capital interests in the Partnership from any funds to be distributed.

Gain means the taxable income recognized by the Partnership from the sale, condemnation or other disposition of all or a portion of Partnership Property.

CO-General Partners means E-Net Financial Corporation, a Nevada Corporation, and Genesis Residential Healthcare, Inc., a California corporation, or any successor entity.

Gross Revenues means all revenues from the sales, rentals, and operation of the residential healthcare community project owned by the Partnership, other than revenue from security deposits paid by lessees thereof which are not forfeited. "Gross Revenues" shall not include revenues from the sale, refinancing, or other disposition of Partnership Property or from earnings on savings or invested funds.

Limited Partners means those persons who purchase Limited Partnership Units and any other persons who are admitted to the Partnership as additional or Substitute Limited Partners. Reference to a "Limited Partner" shall refer to any one of them.

Loss means any taxable loss recognized by the Partnership from the sale, condemnation or other disposition of all or a portion of Partnership Property.

Majority Vote of the Limited Partners means the vote or written consent of the Limited Partners then holding of record, in the aggregate, more than fifty percent (50%) of the then issued and outstanding Units.

Memorandum means the Private Placement Memorandum dated JULY 1, 1999, by which the Units are offered and sold.

Net Income or Net Loss means the taxable income or tax loss resulting from Partnership operations, as determined in accordance with generally accepted accounting principles consistently applied, and as permitted by Code, excluding any Gain or Loss.

Net Proceeds from Sale or Refinancing means Distributed Funds resulting from a sale or from a taking under the power of eminent domain of all or a portion of the Partnership Property, or from insurance proceeds not required for the restoration of casualty damage and/or the payment of other damages, or from reserves (surplus) or excess loan or refinancing proceeds, or from any other source other than the rents or other recurring operating income of the Partnership.

Operating Reserves means amounts retained by the Partnership, from time to time, to pay for Partnership debts and contingencies, including, but not limited to, amounts deemed necessary by the General Partner, in its sole discretion, to acquire Partnership Property, develop or maintain the Project, or to fund the Partnership business.

Original Invested Capital means the amount contributed to the capital of the Partnership by each Partner, which amount shall be attributed to such Partner's successor, Assignee of Record or Substitute Limited Partner.

Partners means the General Partner and the Limited Partners, collectively. "Partner" shall refer to any one of the Partners.

Partnership means the limited partnership created under this Partnership Agreement, as it may from time to time be amended.

Partnership Interest means the entire ownership interest (which may be segmented into and/or expressed as a percentage of various rights and/or obligations) of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the Act.

Partnership Percentage Interest or Percentage Interest means each Partner's percentage of total Partnership Interest in the Partnership, as set forth in
Section 7.1.

Partnership Property means property or any interest therein, acquired directly or indirectly by the Partnership, including any property purchased with any Net Proceeds from Sale or Refinancing.

Person means any individual or entity, and the heirs, executors, administrators, successors and assigns of such person where the context so admits,

Project means the purchase of land, planning, engineering, development, construction and operation of a residential healthcare community.

Reserve Fund means the fund or separate accounts established by the General Partner to pay for needed or anticipated maintenance, repair, replacement and/or capital improvement of equipment, and for future interest payments due limited partners. The fund will be established from capital contributions, but later may be funded from either capital contributions or cash flow from operations.

Substitute Limited Partner means an Assignee of Record who has become a Limited Partner pursuant to Section 17 hereof.

Super Majority Vote Of The Limited Partners means the vote or written consent of the Limited Partners then holding of record, in the aggregate, more than sixty-seven percent (67%) of the then issued and outstanding units. For purposes of a Super Majority Vote, any Units held of record by the General Partners shall be deemed non-voting.

Unit holder means a person who owns a beneficial interest in one or more Units, or any portion thereof, and is admitted as a Limited Partner, or is an Assignee of Record of a Unit.

Unit of participation means the unit of Limited Partner participation, and each unit shall require an Original Invested Capital contribution of $100,000. A unit shall entitle the holder thereof to an interest in the income, Losses, and Distributions of the Partnership attributable to the number of Units held.

6. TERM OF THE PARTNERSHIP.

The Partnership shall commence on the date that the Certificate of Limited Partnership on Form LP-1 is duly filed in the Office of the California Secretary of State (the "Effective Date"), and shall continue until the date of the first to occur of the following events, unless sooner terminated pursuant to
Section 13 hereof:

(a) On July 1, 2019;

(b) At any time, by the election of the General Partner with the affirmative Majority Vote of the Limited Partners;

(c) The Bankruptcy or Insolvency of the General Partner; or

(d) At any time after July 1, 2019, without the General Partner's consent, upon the affirmative Majority Vote of the Limited Partners to dissolve and wind up the affairs of the Partnership.

7. PARTNERSHIP CAPITAL CONTRIBUTIONS; ADVANCES; ADMISSION OF NEW LIMITED
PARTNERS.

7.1 Partnership Percentage Interests. Upon the Effective Date, the respective Percentage Interests of the Partners shall be the same as the Percentage Interest of the Limited Partners shall be allocated among them in the same ratio as they hold Units, except as otherwise required by Section 7.5(a).

7.2 General Partners Original Invested Capital. The General Partner, in its capacity as General Partner and for its interest in Partnership Distributions, Net Income, Gain, Net Loss and Loss, shall make a contribution of Original Invested Capital of all of its right, title and interest in the Project, as determined by an independent, qualified appraiser, together with all designs, specifications, plans, permits and approvals for the Project. The value of the Original Invested Capital Contribution is hereby agreed to be $10,000. A General Partner may purchase one or more Units and, to that extent, will also be a Limited Partner. A General Partner may also become a Substitute Limited Partner in accordance with Section 17 hereof.

7.3 Loans With the exception of capital contributions referenced in Sections 7.2 and 7.6, any sum advanced to the Partnership by a General Partner shall be deemed a "loan" to the Partnership, which loan shall be repaid with interest at a rate not to exceed that then charged by unrelated lending institutions for comparable loans, but not to exceed the maximum rate permitted by law. No General Partner loans to the Partnership may be secured by Partnership Property unless the security interest is first approved by a Majority Vote of the Limited Partners. Nothing herein shall be deemed to require that the General Partner advance or loan funds to the Partnership.

7.4 Limited Partners' original Invested Capital. The Partnership shall offer, sell and issue 200 Units (two Unit purchase minimum) at a price of $100,000 per Unit, for a total consideration of $20,000,000 and admit the purchasers thereof as Limited Partners. Each Limited Partner shall make a cash contribution of Original Invested Capital upon adoption of this Agreement in the amount of $100,000 for each Unit subscribed; provided, however, the General Partner may contribute $100,000 net of underwriting commissions for each Unit it purchases. The General Partner, in its sole discretion, may allow subscriptions for partial Units, or for less than the two Unit minimum.

7.5 Additional Contributions.

(a) The General Partner may request a voluntary assessment of the Limited Partners to contribute additional fees.

7.6 Interest Bearing. Capital contributions of the Limited Partners shall bear interest at the rate of 7% per annum.

7.7 No Mandatory Additional Contributions. Except as may be required by law, no Partner shall be required to make any additional capital contributions. Additional capital contributions shall be made only pursuant to the terms of
Section 7.6 hereof.

8 ALLOCATION OF NET INCOME, NET LOSS GAIN AND LOSS.

8.1 Capital Account. A separate capital account shall be maintained for each Partner (a "Capital Account"). Each Partner's Capital Account shall be increased by (1) the amount of money contributed by it to the Partnership, (2) the fair market value of any property contributed by it to the Partnership (net of any liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (3) allocations to it of income or gain (or items thereof), including income and gain exempt from tax, and income and gain described in paragraph (b)(2)(iv)(g) of Treasury Regulations (the "Regulations") Section 1.704-1, but excluding income and gain described in paragraph (b)(4)(i) of Regulations Section 1.704-1; and shall be decreased by (4) the amount of money distributed to it by the Partnership, (5) the fair market value of property distributed to it by the Partnership (net of liabilities securing such distributed property that such Partner is considered to assume or take subject to under Section 752 of the
Code), (6) allocations to it of expenditures of the Partnership of the type described in Code Section

705(a)(2)(B), and (7) allocations of deduction and loss, including items of loss and deduction described in paragraphs (b)(4)(i) or (b)(4)(iii) of Regulations
Section 1.704-1(b)(2)(iv). For purpose of this Agreement, a Partner who has more than one interest in the Partnership shall have a single Capital Account that reflects all such interest, regardless of the class of interests owned by such Partner, and regardless of the time or manner in which such interests were acquired. All items of income exempt from federal income tax, and expenditures not deductible in computing federal income tax shall be allocated among the Partners in accordance with their allocable share of income, gain, deduction or losses (as the case may be). If the book values of Partnership assets are adjusted, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment. Subject to Section 9.4, if any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by independent appraisal after the Partners' Capital Accounts have been adjusted to reflect the manner in which any unrealized gain and loss with respect to such assets (that have not been reflected in their Capital Accounts previously) would be allocated among the Partners if there were a taxable disposition of the property for its fair market value. It is the intent of the Partnership that the Capital Accounts of all Partners be determined and maintained in accordance with the principles of Regulations Section 1.704-1 at all times throughout the full term of the Partnership, and this Section 8.1 shall be so interpreted and applied.

8.2 Deficit Capital Account Balances. Upon liquidation of the Partnership or the liquidation of a Partner's interest in the Partnership, any General Partner with a deficit balance in its Capital Account shall have the obligation to restore such deficit balance by making an additional contribution of the capital of the Partnership.

8.3 Allocations.

(a) Allocation of Items of Income. Gain Loss Deduction and Credit. Except as otherwise provided in this Article 8, items of Net Income, Gain, Net Loss, Loss, deduction and credit for each calendar year of the Partnership shall be allocated to the Partners in the same ratio as they receive distributions of funds resulting from items of Net income, Gain, Net Loss, Loss, deduction or credit.

(b) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Limited Partner with a deficit Capital Account Balance at the end of such year (excluding from each Limited Partner's deficit Capital Account Balance any amount that such Partner is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next-to-last sentence of Regulations
Section 1.704-l(b)(4)(iv)(f) computed with respect to the amount of Partnership minimum gain after such net decrease) will be allocated, before any other allocation is made under Section 704(b) of the Code for Partnership items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions needed to eliminate such deficits as quickly as possible. Any allocation of items of income and gain pursuant to this Section 8.3(b) shall be taken into account in computing subsequent allocations of items of income and gain under this Agreement, so that the net amount of any such items so allocated and the losses and all other items allocated to each such Limited Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each such Limited Partner if the allocations pursuant to this Section 8.3(b) had not occurred. It is the intent of this Section 8.3(b) to provide for a "Minimum Gain Chargeback" as that term is defined in Regulations Section 1.704-1(b)(4)(iv)(e), and all the provisions hereof shall be construed, interpreted and applied to assure compliance with such "Minimum Gain Chargeback" provisions.

(c) Qualified Income Offset. To the extent the allocation of any loss or deduction would cause the sum of the deficit Capital Account Balances of any Limited Partner to exceed the Partnership's minimum gain, such Limited Partner shall not be allocated a loss or deduction which will cause or increase a deficit balance in such Partner's Capital Account in excess of any dollar amount of such deficit balance that such Partner is obligated to restore upon liquidation, as of the end of the Partnership's taxable year to which such allocation relates. For purposes of this Section 8.3(c) only, the Capital Account of each Limited Partner shall be reduced (1) for any distributions that as of the end of such year, are reasonably expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the Partnership taxable years in which such distributions are reasonably expected to be made,
(2) adjustments that, as of the end of such year, are reasonably expected to be made for depletion adjustments, and (3) allocations that, as of the end of such year, are reasonably expected to be made pursuant to Section 704(e)(2) of the Code (dealing with family partnerships), Section 706(d) of the Code (dealing with changes in Partner's interest) and Regulations Section 1.751-1 (dealing with unrealized receivables and inventory items), all as described in Regulations Section 1.704-1(b)(2)(ii)(d). A Limited Partner who unexpectedly receives an adjustment, allocation or distribution described above which causes or increases a deficit balance in such Partner's Capital Account (in excess of any dollar amount of such deficit balance that such Partner is obligated to restore upon liquidation, as of the end of the Partnership's taxable year to which such allocation relates) will be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

(d) The foregoing notwithstanding, losses allocated to the Limited Partners in any tax year shall not exceed an amount that, when allocated pursuant to the foregoing, would cause any Limited Partner to have a negative Capital Account Balance, and any such excess losses shall be allocated to the General Partner for such period.

8.4 Taxable Gain on Exchange. Any taxable gain incurred by the Partnership as a result of receiving taxable "boot" in an otherwise tax-deferred exchange of a Partnership Property shall be allocated to the Partners receiving said funds and other consideration as said allocation is provided in Code Section 704(a) and 704(b), but only to the extent that the total Gain so allocated does not exceed the amount of gain that would be allocated to the Partner had the Property been sold outright for all cash by the Partnership for the net amount credited to the Partnership in the exchange. Any such excess shall he allocated to the remaining Partners in the same ratio that total Gain would have been allocated had the Property been sold outright for all cash by the Partnership for the net amount credited to the Partnership in the exchange.

8.5 Depreciation Recapture. The initial Capital Account Balance for a transferee of Units pursuant to this Agreement shall be that of the transferor on the date the transfer is effective hereunder. To the extent possible, if taxable gain to be allocated includes income resulting from the sale or disposition of Partnership Property which is treated as ordinary income for income tax purposes, such gain so treated as ordinary income shall be allocated to and reported by each Partner in proportion to allocations received by that Partner of the items that gave rise to such ordinary income recapture, and the Partnership shall keep records of such allocations.

8.6 Allocation Between Assignor and Assignee. The portion of the income, gain, losses, credits and deductions of the Partnership for any fiscal year of the Partnership during which a Partner transfers its interest in the Partnership pursuant to this Agreement is allocable to the transferor and the transferee on the basis of the number of days during the relevant fiscal year that each is the owner thereof, using a reasonable daily pro ration method.

8.7 Express Consent to Allocations. Each Partner expressly consents to the allocations, which are to be made pursuant to this Agreement, including allocations of distributions.

8.8 Adjustments to Gain and Loss. For purposes of computing Gain or Loss on the disposition of Partnership Property, or for purposes of determining the cost recovery, depreciation or amortization deduction with respect to any asset, the Partnership shall use such Property's book value, as determined in accordance with Regulations Section 1.704-1(b). Consequently, each Property's book value shall be equal to its adjusted basis for federal income tax purposes, except as follows:

(a) The initial book value of the property shall be the fair market value net of encumbrances on such property.

(b) The book values of all Partnership properties shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a capital contribution of $1,000.00; (ii) the distributions by the Partnership to a Partner of more than a de minims amount of Partnership property other than money; (iii) the termination of the Partnership for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and (iv) the liquidation of any Partner's interest in the Partnership.

(c) If the book value of property has been determined pursuant to subsection 8.8(a) or 8.8(b), such book value shall thereafter be adjusted by depreciation or amortization, if any, taken into account with respect to such property for purposes of computing income, Gain or Loss.

8.9 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations, income, Gain, Loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial book value (computed in accordance with Section 8.8).

(a) If the book value of any Partnership property is adjusted pursuant to
Section 8.8, subsequent allocations of income, Gain, Loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its book value in the same manner as under Code Section 704(c) and the Regulations.

(b) The General Partner in any manner that reasonably reflects the purpose and intention of this Agreement shall make any elections or other decisions relating to such allocations. Allocations pursuant to this Section 8.9 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account Balance.

9. DISTRIBUTIONS.

9.1 Share Of Distributions. Except as otherwise provided in this Agreement, and in connection with winding up and liquidation of the Partnership, available cash shall be distributed to the Partners as follows:

(a) First, Ninety (90%) Percent to the participants and Ten (10%) Percent to the Managing Partner until payout is achieved, as determined on a partner by partner basis.

(b) Thereafter, fifty (50%) Percent to the participants and fifty (50%) Percent to the Managing General Partner.

9.2 Allocation Among Partners.

All Distributions to the Limited Partners shall be allocated among them in proportion to the number of Units owned by them, of record on the last day of the month preceding the month in which the Distribution is made. Such allocations shall be made without regard to Capital Account Balances or the length of time the Unit was owned (except as provided in Section 7.5).

9.3 Liquidation or Dissolution.

(a) In the event the Partnership is liquidated or dissolved, the assets of the Partnership shall be distributed to the Partners in accordance with Section 9.1, but only after the payment of Partnership debts and the establishment of reasonable reserves for anticipated contingencies, if any.

(b) No Partner with a negative Capital Account Balance following the distribution of liquidation proceeds shall be required to restore such balance to the Partnership except as may be required under the Act.

(c) Any Limited Partner who has a separate written obligation approved by the General Partner to make additional Capital Contributions to the Partnership which has not been paid at the date of liquidation shall pay such amount to the Partnership within ninety (90) days of the liquidation of the Partnership, or such obligation may be set off against any distributions to be made to such Limited Partner.

9.4 Valuation. For the purpose of valuing Distributions hereunder, Distributions in kind of notes or other evidences of indebtedness or interests therein shall be valued at their face amount.

9.5 Amount and Time Distributions will be made at such times and in such amounts as the General Partner may, in its sole discretion, determine. The Partnership may be restricted from making Distributions under the terms of notes, mortgages or other debt obligations which it may obtain from lenders in connection with Partnership lows. Distributions may also be restricted or suspended whenever the General Partner, in its sole discretion, determines that such action is in the best interests of the Partnership. All Distributions are subject to the payment of Partnership expenses, including maintenance of reasonable Operating Reserves.

9.6 General Provisions Relating to Distributions. Net Income and Net Loss Allocations.

(a) For each taxable year of the Partnership, all Net Income and Net Loss of the Partnership shall be allocated at and as of the end of the taxable year. The General Partner shall distribute to each Partner a report of the allocations of Net Income and Net Loss within seventy-five (75) days after the end of such taxable year (or later if due to a delay beyond the control of the General Partner).

(b) Net Income and Net Loss shall be allocated, and all Distributions shall be distributed, as the case may be, to the Persons shown on the records of the Partnership to have been Partners as of the last day of the taxable year for which the allocation or Distribution is to be made. Notwithstanding the foregoing, if a Partner transfers all or any portion of his Partnership Interest to any Person who during such taxable year is admitted as a Substitute Limited Partner, the Net Income and Net Loss shall be allocated between the transferor and the transferee on the basis of the number of days of the taxable year in which each was a Partner or Assignee of Record, as the case may be.

(c) Each Partner as an express material condition to becoming a Partner hereby expressly consents to the methods set forth herein above by which Net Income, Net Loss, and the Distributions are allocated, apportioned and paid.

10. RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER.

10.1 Exclusive Authority. Except as otherwise set forth in this Agreement, the General Partner has the exclusive right to manage and control the business of the Partnership for the purposes herein stated, and is hereby authorized to take any and all actions it deems necessary in accordance with the provisions of this Agreement.

10.2 Scope Of Authority. The General Partner, on behalf of the Partnership and in furtherance of its business, shall have the authority to perform all acts which general partners of partnerships similar to the Partnership are authorized to perform, including, but not limited to, the following:

(a) To acquire and develop the Project, including the execution of all necessary documents and evidences of indebtedness and payment of all sums as described in the Memorandum;

(b) To enter into such leases with respect to all or any portion of the Project, whether or not such leases (including renewal terms) shall extend beyond the date of termination of the Partnership, at such rents or amounts and upon such terms, as they deem proper;

(c) To maintain, manage, improve, develop, operate, lease or otherwise dispose of the Project or any related real or personal property.

(d) To employ, on behalf of the Partnership, legal, financial, accounting and operational agents, counsel and assistance, as well as initial and non-recurring professional evaluation, advice and recommendations concerning and with respect to selection, acquisition, operation and disposition of the Project.

(e) To invest in short-term debt obligations (including obligations of federal, state and local governments and their agencies' commercial paper, and certificates of deposit of commercial banks, savings banks or savings and loan associations or credit unions) such funds as are temporarily not required for investment in the Project or for Distribution to the Partners.

(f) To borrow money (and execute promissory notes) for initial or supplemental investment in the Project, and payment of fees and expenses (including the General Partner's fees and expenses.

(g) To execute, sign and deliver in furtherance of any or all of the purposes of the Partnership, any and all agreements, contracts, documents, certifications, subscriptions and other instruments necessary or convenient in connection with the business of the Partnership. All of which may contain such terms, provisions, and conditions as the General Partner, in its sole discretion, shall deem appropriate, including, but not limited to, the power to execute and deliver on behalf of the Partnership any and all documents that the General Partner deems necessary or appropriate in connection with the acquisition of the Project and completion of the Project; and to do any and all other acts or things necessary, proper, convenient or advisable to effectuate and carry out the intent and purposes of the Partnership;

(h) To compromise, submit to arbitration, sue on, or defend all claims in favor of or against the Partnership.

(i) To make and revoke any election permitted the Partnership by any taxing authority.

(j) To do all acts it deems necessary or appropriate for the protection and preservation of the Partnership's assets;

(k) To finance, refinance, sell or otherwise dispose of all or substantially all the assets of the Partnership at any onetime, as limited by Section 11.1.

(l) To pay or reimburse any and all actual fees, costs, and expenses incurred in the formation and organization of the Partnership, except as limited by Section 12.8; and

(m) To engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership formed under the Act.

10.3 Lease Of Project. The General Partner shall have the exclusive right to lease the Project, including the setting of rents and cost allocations, and determining the terms and conditions of leases.

10.4 Delegation of Authority. The General Partner may delegate all or any of its duties hereunder, and in furtherance of any such delegation, appoint, employ, or contract with any person, including Affiliates, that it, in its sole discretion, deems necessary or desirable for the transaction of the business of the Partnership, which persons may, under the supervision of the General Partner, among other things: (i) administer the day-to-day operation of the Partnership;
(ii) act as consultants, accountants, attorneys, or in any other capacity deemed by the General Partner as necessary or appropriate; and (iii) perform such other acts or services for the Partnership as the General Partner, in its sole and absolute discretion, may determine.

10.5 Reliance on Position. No person dealing with the General Partner shall be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no purchaser of any asset owned by the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver, on behalf of the Partnership, any such instrument of transfer, or to see the application or distribution of revenues or proceeds therefrom by the Partnership, unless such purchasers are paid or credited in connection therewith, or unless such purchasers shall have received prior written notice from the Partnership affecting the same.

10.6 Devotion of Time. The General Partner shall devote only such time and effort to the business and affairs of the Partnership as is necessary or appropriate to competently effect the Partnership's purposes and activities.

10.7 Other Activities. Any Partner, General or Limited, or any of their respective Affiliates, may engage in or possess an interest in other business ventures of every nature and description or, independently of the others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property; and neither the Partnership nor the Partners (whether General or Limited) shall have any right, by virtue of this Agreement, in and to such other ventures or to the income or profits derived therefrom. No Partner shall be required to present any business or investment opportunity to the Partnership or any of the Partners.

10.8 No Participation in Management. No Limited Partner (except one who may also be a General Partner, and then only in his capacity as a General Partner within the scope of his authority hereunder) shall participate in or have any control over the Partnership business (except as provided in Section 11.1 below), nor shall any Limited Partner have any authority or right to act for or bind the Partnership. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on it by this Agreement.

11. SPECIAL RIGHTS OF LIMITED PARTNERS.

11.1 Actions Requiring Approval. The Limited Partners shall have the right to vote on Partnership matters only as expressly provided in this Agreement. Anything in this Agreement to the contrary notwithstanding, the General Partner shall not do any of the following acts without the Majority Vote of the Limited
Partners:

(a) Amend the Agreement [except for those amendments specified in Section 20.1(a)].

(b) Dissolve the Partnership; or

(c) Resign as General Partner.

In voting on the foregoing matters, the Limited Partners shall vote as a single class.

11.2 Removal and Replacement of General Partner.

(a) The Limited Partners, by a Super Majority vote, may elect to remove and replace the General Partner only for cause. For purposes of this Section 11.2, "cause" shall consist of (i) the material breach of a material provision of this Agreement, (ii) the Bankruptcy or Insolvency of any Person who controls at least fifty-one percent (51%) of the equity interest in the General Partner, or in any entity constituting all or part of the General Partner, or (iii) the conviction of any Person (or any individual controlling such Person) of any felony, or any misdemeanor involving moral turpitude.

(b) In the event the General Partner is removed for cause; it shall be served notice of such removal. The notice shall specify the effective date of the removal, which date shall not be less than thirty (30) days from the date of the notice and shall identify the replacement General Partner. Upon removal, the removed General Partner's Percentage Interest in Partnership Distributions, Net Income and Net Loss shall, at the option of the Limited Partners as determined by their Super Majority Vote either (1) remain unchanged, with the removed General Partner becoming a Limited Partner with respect to such interest; or (2) be purchased by the Partnership at its then appraised value upon the payment of twenty percent (20%) thereof in cash and the balance evidenced by the Partnership's promissory note (the "Promissory Note"). The Promissory Note shall
(i) provide for quarterly payments of interest only, (ii) provide for payment in full of principal and any accrued but unpaid interest in sixty (60) months from the date thereof, (iii) bear simple interest at the lesser of ten percent (10%) per annum, or the maximum rate permitted by California law, and (iv) be secured by a deed of trust on the Project, but only if such lien does not violate any due on sale or due on encumbrance provision of an institutional lender whose interest in the Project is first and prior to that described herein.

(c) In the event the removed General Partner and the Partnership cannot agree on the appraised value of the removed General Partner's interest, the value shall be the average of the appraised values determined by two qualified appraisers, one appointed by the Partnership and the other by the removed General Partner. Each party shall bear the cost of its appraiser. Upon removal, the removed General Partner shall be indemnified and held harmless by the Partnership against any loss or expense resulting from any obligation or liability of the Partnership after the date of its removal, except as may result from its limited partner status. The Partnership shall publish such notices and notify such persons of its removal, as the removed General Partner may reasonably deem necessary.

11.3 Meetings. A meeting of the Limited Partners may be called by the General Partner, or the Limited Partners holding at least fifty-one percent (51%) of the then outstanding Units, with respect to any matters for which the Partners may vote as set forth in this Agreement. Within ten (10) days after receipt of a written request, either in person or by registered or certified mail, stating the purpose(s) of the requested meeting, the General Partner shall provide all Partners (either in person or by registered or certified mail) with notice of the meeting. The meeting shall be held on a date not less than fifteen (15) nor more than sixty (60) days after receipt of said request, at a time and place convenient to the Partners. Even though properly noticed pursuant hereto, the General Partner may adjourn any meeting if Partners present at the meeting represent less than a majority of the outstanding Units, either in person or by proxy.

12. COMPENSATION OF GENERAL PARTNER.

12.1 Specified Compensation Only. The General Partner and its Affiliates may not receive compensation from the Partnership except as provided by this Agreement.

12.2 Acquisition and Development Fee. The General Partner shall receive set fees (see "MANAGEMENT COMPENSATION"), Partnership administration fee payable to the Managing General Partner, 5% of the gross offering in organizing, syndication forming and managing the administration of the Partnership, 2% for legal fees and costs. Operational stage, Net cash flow distribution from sale or rental of units to be built in the residential healthcare community project. 10% to the Managing General partner and 90% to the Limited Partners until the Limited Partners have received a full return of their investment, and thereafter 50% to the CO-Managing General Partners, and 50% to the Limited Partners. The Managing partner is to receive an annual 5% management fee. Liquidation stage, distribution from the project: 10% to the Managing General Partner and 90% to the Partners until the limited partners have received a full return of their investment, and thereafter, 50% to the Managing General Partner and 50% to the limited partners.

12.3 Share Of Distributions. Notwithstanding the fees payable to the General Partner and/or its Affiliates as described in this section 12, the General Partner shall also be entitled to its allocation of Distributions of Cash Flow from Operations and Net Proceeds from Sale or Refinancing as set forth in
Section 9 of this Agreement.

12.4 Reimbursement. The General Partner shall have the right to be reimbursed for funds advanced and expenses incurred by it on behalf of the Partnership, including expenses incurred in the offer and sale of the Units and for goods, materials and services actually used by or for the Partnership; provided, however, that the amount of such reimbursements shall not exceed its actual costs therefor. No Partner may be reimbursed hereunder for costs for which it is reimbursed under any other provision of this Agreement, or pursuant to any other contract with the Partnership.

13.DISSOLUTION OF PARTNERSHIP.

13.1 Events of Dissolution. The Partnership shall be dissolved upon the happening of any of the following events:

(a) The Bankruptcy, Insolvency, retirement, withdrawal, dissolution, death or insanity of the last remaining General Partner, unless the Limited Partners shall, by the affirmative vote of them all, elect one or more replacement General Partners pursuant to Section 15632(b)(5)(1) and Section 15636 of the Act.

(b) The expiration of the Partnership's term or the election by the Partners to dissolve under Section 6 above.

13.2 Liquidation. Should the Partnership dissolve, either by voluntary agreement or by any other event, the General Partner, if any, shall wind up and terminate the affairs of the Partnership. In the event that there is no remaining General Partner, the Limited Partners shall meet on the date and at the place within the County of Orange specified in the first notice sent by any Limited Partner to all other Limited Partners, at least ten (10) but not more than thirty (30) days prior to the meeting date. At such meeting, the Limited Partners, by a Majority Vote, shall appoint a trustee (who may be a Partner) to wind up and terminate the affairs of the Partnership.

14. DEATH OF A LIMITED PARTNER.

The death, incompetence, Bankruptcy or Insolvency of one or more of the Limited Partners shall not dissolve or terminate the Partnership, nor entitle his representatives to a return of capital. The right of such Limited Partner to share in the Partnership's Net Income, Gain, Net Loss, Loss and Distributions shall devolve onto his personal representative, subject to the terms and conditions of this Agreement and the Partnership shall continue as a Limited Partnership under the Act.

However, in no event shall such personal representative, or any successor to a Limited Partner, become a Substitute Limited Partner unless the requirements of Sections 16 and 17 of this Agreement are satisfied.

15. WITHDRAWAL OF GENERAL PARTNER.

15.1 Withdrawal of Interest. Except to the extent provided in this Section 15, the General Partner agrees not to resign or withdraw from the Partnership, nor to assign, pledge, encumber, sell or otherwise dispose (collectively referred to as "Transfer") its Partnership Interest as a General Partner, without the prior Majority Vote of the Limited Partners.

15.2 Wrongful Transfer. Any Transfer or attempt to Transfer by the General Partner of its Percentage Interest in violation of this Agreement shall be null and void. A Transfer of more than fifty percent (50%) of the Partnership Interest of the General Partner shall be considered a "Transfer" of its Partnership Interest for the purposes hereof.

15.3 Wrongful Withdrawal. If the General Partner resigns or withdraws from the Partnership in violation of this Agreement, it shall remain liable to the Partnership as General Partner for Partnership debts and obligations at the time of such wrongful withdrawal or resignation, and for any and all damages, including lost profits, resulting from such wrongful withdrawal or resignation.

16. TRANSFER AND ASSIGNMENTS.

16.1 Transfer Requirements. Except as provided in Section 16.3, no Partner may transfer, sell, encumber or otherwise alienate (collectively referred to as an "assignment") his interest in the Partnership without complying with Section
16.2 below and delivering to the General Partner such executed instruments as it deems necessary or appropriate to verify such assignment and enter it onto the records of the Partnership. Upon compliance with the foregoing, the Assignee shall become an Assignee of Record.

16.2 Assignment of Interest. A Participant may not withdraw or sell, assign, transfer, mortgage, encumber, charge or otherwise dispose of his interest in the Partnership or assign his right to receive distributions hereunder unless the assignment is by a written instrument in form satisfactory to the Managing General Partner evidencing the Assignor's and Assignee's consent to the assignment and provided further that;

(a) The Managing General Partner consents in writing to the assignment, which consent may be given or withheld in the Managing General Partner's sole discretion in the event of a proposed substitution of a Participant, except that the Managing General Partner shall not consent to an assignment which, in the opinion of the Managing General Partner, would jeopardize the status of the Partnership as a partnership for federal income tax purposes, would cause a termination of the Partnership within the meaning of Section 708(h) of the Code would violate, or cause the Partnership to violate, any applicable law or government rule or regulation.

(b) In the case of the proposed substituted Participant, the proposed substituted Participant consents in writing in form and substance satisfactory to the Managing General partner to become a substitute Participant and to be bound by the terms of the Partnership Agreement in the place and stead of the assigning Participant. No substitution of a Participant which has been consented to by the Managing General Partner shall be effective until the assignor, assignee, and the Managing General Partner execute all certificates and other documents deemed necessary or appropriate by the Managing General Partner to constitute such Assignee a Participant and to preserve the status of the Partnership as a limited partnership after the completion of such substitution.

(c) No transfer, sale or any exchange by a Partner shall be approved if the same shall require registration under the Securities Act of 1933 or pursuant to any federal or state statute, and any such attempt to transfer, sale or issuance shall be voided.

(d) If, during the term of the Partnership, a Participant dies or is adjudicated insane or incompetent, his legal representative shall have the rights of an assignee of a partnership interest, but not the rights of a substituted partner unless such legal representative is admitted as such pursuant to (a) above. The legal representative may dispose of the interest of the Participant only in accordance with the terms of this Partnership Agreement as amended from time to time.

When the substitution of a Participant becomes effective, but not before, the assigning Participant shall be relieved of all of his obligations hereunder to the extent permitted by law with respect to his assigned interest. By executing the Subscription Agreement, each Participant shall be deemed to have consented to any substitution consented to by the Managing General Partner.

16.3 Transfers Not Requiring Consent. A Limited Partner may transfer an interest in any one or more Units to his spouse or to any of his descendants without having to comply with this Section 2 if the transfer is without consideration.

16.4 Recognition. The Partnership shall recognize the assignment not later than the last day of the calendar month next following compliance by the Assignee with the provisions of this Section 16.

16.5 No Effect. The assignment of a Limited Partner's Interest shall not dissolve or terminate the Partnership.

17. SUBSTITUTED LIMITED PARTNERS.

17.1 Conditions To Substitution. Subject to compliance with Section 16 of this Agreement, an Assignee of Record shall have the right to become a Substitute Limited Partner within the meaning of the Act as hereinafter provided. No Assignee of Record of an interest in Units shall have the right to become a substitute Limited Partner as to such Unit or Units in the place of his assignor unless the substitution is first approved by the General Partner, which approval will not be unreasonably withheld. The admission of an Assignee of Record as a Substitute Limited Partner shall further be conditioned on the following:

(a) The Assignee of Record shall adopt and agree in writing on a form deemed necessary by the General Partner to be bound by all of the terms and provisions of this Agreement, as the same may be amended.

(b) The Assignee of Record shall execute and acknowledge such instruments, as the General Partner deems necessary or appropriate to effect such admission.

 (c) The General Partner shall first receive payment of the reasonable expenses connected with the Assignee of Record's admission to the Partnership, including, but not limited to, the cost of preparing any amendment of this Agreement.

17.2 Status Prior to Substitution. Unless and until there has been compliance with the provisions of this Section 17, an Assignee of Record shall have no right: (i) any information regarding an accounting of the Partnership's transactions (ii) to inspect the Partnership's books; or (iii) to vote on any matter presented to the Limited Partners hereunder.

17.3 Transfer To Surviving Joint Tenant. Anything herein to the contrary notwithstanding, an assignment of a Unit to a surviving joint tenant of a deceased Limited Partner, pursuant to Section 22.9(d) hereof, shall entitle such surviving joint tenant to become a Substitute Limited Partner without having to comply with the provisions of Section 17.1(a) above.

18. BOOKS AND RECORDS.

18.1 Partnership Books and Records. At all times during the continuance of the Partnership, the General Partner shall keep, in accordance with either the cash or the accrual method of accounting, consistently applied, full and true books of account, in which shall be entered all of the contributions of capital to the Partnership and each transaction of the Partnership. The General Partner may make such elections for federal and state income tax purposes, as it deems appropriate.

18.2 Inspection by Partners. All of such books and records, together with an executed copy of this Agreement, all amendments thereto, and a list of the names and addresses of all Partners shall, at all times, be maintained at the principal office of the Partnership, and shall be open, during reasonable business hours, for the inspection and examination by the Limited Partners or their representatives, who shall have the right to make copies thereof at their own expense.

18.3 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

19. REPORTS.

The General Partner shall cause to be prepared and distributed to the Partners, within seventy-five (75) days following the end of each fiscal year of the Partnership, such reports as are necessary to include all information required for the preparation of each individual Partner's federal income tax returns. The General Partner shall also cause to be prepared and distributed to the Partners, no less frequently than quarterly, a progress report describing the status of the Project.

20. POWER OF ATTORNEY.

20.1 Appointment. Each Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner, and any successor of a General Partner duly elected in accordance with the provisions of this Agreement, his true and lawful attorney-in-fact for him and in his name, place and stead and for his use and benefit, from time to time:

(a) To make all agreements amending this Agreement, as now or hereafter amended, that may be appropriate to reflect:

(i) A change in the name or location of the principal place of business of the Partnership;

(ii) The disposition by any Limited Partner of his Partnership Interest, as permitted by this Agreement;

(iii) The admission of Limited Partners or Substitute Limited Partners to the Partnership, as permitted by this Agreement;

(iv) A reduction in, return of, or withdrawal of all or any portion of any Limited Partner's capital contribution, as provided elsewhere in this Agreement;

(v) A clarification or resolution of any ambiguity in any of the terms and provisions hereof, provided that such amendment does not materially and adversely affect the rights of any Limited Partner hereto; and

(vi) Any amendment to this Agreement otherwise adopted in accordance with Section ll.1(a).

(b) To make such certificates, instruments and documents as may be required by, or may be appropriate under, applicable laws in connection with the use of the Partnership's name by the Partnership.

(c) To make such certificates, instruments and documents as such Limited Partner may be required, or as may be appropriate for such Limited Partner to make, in accordance with applicable laws to reflect;

(d) A change in name or address of such Limited Partner; and

(ii) Any permitted changes in, or amendments to, this Agreement, or pertaining to the Partnership, of any kind referred to herein.

20.2 Extent of Authority.

(a) Each of such agreements, certificates, instruments and documents shall be in such form as the attorney-in-fact and counsel for the Partnership shall deem appropriate. The powers hereby conferred to make agreements, certificates, instruments and documents shall be deemed to include, without limitations the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record or publish the same.

(b) Each Limited Partner authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary, or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing, as fully as such Limited Partner might or could do if personally present and hereby ratifies and confirms all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

20.3 Nature of Power. The power of attorney granted pursuant to this Section 20:

(a) Is a special power of attorney, coupled with an interest, and is irrevocable;

(b) May be exercised by such attorney-in-fact by listing all of the Limited Partners executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for all of them; and

(c) Shall survive the sale transfer, assignment or other disposition by a Limited Partner of all or a portion of his Partnership Interest; provided, however, that if the Assignee of Record of a Unit is admitted as a Substitute Limited Partner, the assignor's power of attorney with respect to such Unit shall survive such admission for the sole purpose of enabling such attorney-in-fact to execute, acknowledge, file, record and publish any such agreement, certificate, instrument, or document necessary to effect such substitution.

21. INDEMNIFICATION.

21.1 Indemnification of the General Partner. To the minimum extent permitted by law, the Partnership, its receiver or its trustee, shall indemnify, hold harmless and pay all judgments and claims arising against the General Partner and its Agents (as defined in Section 21.4 below) from any liability, loss or damage incurred by them by reason of any act performed or omitted to be performed by them, including costs and reasonable attorneys fees and any amounts expended in the settlements of any claims of liability, loss or damage; provided that the indemnity must have determined, in good faith, that such course of conduct was in the best interests of the Partnership, and (i) if such liability, loss, or claim arises out of any action or inaction of a General Partner or its Agent, such actions or inactions must have occurred while such parties were engaged in activities which could have been engaged in by the General Partner in its capacity as such, and such course of conduct did not constitute gross negligence or misconduct; (ii) if such liability, loss or claim arises out of any action or inaction of the General Partner, such course of conduct did not constitute gross negligence or willful misconduct by the General Partner; and
(iii) any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners. All judgments against the General Partner or its Agents wherein such person is entitled to indemnification must first be satisfied from Partnership assets before such party is responsible for these obligations.

21.2 Attorneys' Fees and Costs of Defense. The Partnership may advance funds to the General Partner and/or its Agents for legal expenses and other costs incurred as a result of any legal action threatened or initiated against them unless the legal action is brought by or on behalf of the other Partners of the Partnership against such Person, and such action relates to the performing of duties or services by the General Partner or its Agents on behalf of the Partnership, and the General Partner or its Agents undertakes to repay the advances to the Partnership in cases in which it is ultimately determined that it would not be entitled to indemnification hereunder.

21.3 The Partnership may purchase liability insurance or enter into a captive insurance or reinsurance arrangement with other persons including the General Partner or its Agents; to insure the General Partner and its Agents against any liabilities, which such persons are, permitted to be indemnified pursuant to the provisions hereof. The Partnership may not incur the cost of that portion of liability insurance, which insures the General Partner, or any of such persons for any liability as to which such persons are prohibited from being indemnified hereunder.

21.4 Definition of "Agent". For the purposes of this Section 21, the term "Agent" shall mean any person performing services on behalf of the Partnership who: (i) directly or indirectly controls, is controlled by, or is under common control with the General Partner; (ii) owns or controls ten percent (10%) or more of the interest in any entity comprising the General Partner, or (iii) is an officer, director, partner or trustee of any entity comprising the General Partner.

22. MISCELLANEOUS.

22.1 Notices. All notices under this Agreement shall be in writing and shall be given to the parties by hand delivery, or by deposit into the United States mail, postage prepaid, and sent certified or registered mail, return receipt requested at the addresses herein set forth for the Partners, and to the Partnership at its principal office, or at such other address as any of the parties may hereafter specify in the same manner.

22.2 Counterparts. This Agreement may, be executed in one or more counterparts, and all so executed shall constitute one agreement, binding on all the parties, notwithstanding that all the parties are not signatory to the original or the same counterpart.

22.3 Survival. Except as provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their personal representatives, and assigns.

22.4 Headings. The headings used herein do not define, limit, extend or interpret the scope of this agreement or of any particular section.

22.5 Additional Documents. Each party agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings, which may be reasonably necessary or expedient in the creation of this Partnership and the achievement of its purposes.

22.6 Interpretation. When the context indicates that such is the intent, words in the singular shall include the plural and vice versa, and words in the masculine shall include the feminine and neuter and vice-versa.

22.7 Validity. In the event that any provisions of this Agreement shall be held to be invalid, the same shall not affect the validity of the remainder of this Agreement.

22.8 Partition. The Partners agree that the Partnership business is not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that he may have to maintain any action for partition of any Property or the business of the Partnership.

22.9 Joint Ownership. For all purposes hereunder, in those cases where two persons we indicated as Limited Partners holding their Units as joint tenants, the following shall apply:

(a) To the extent required by law, such persons shall each be considered a Limited Partner hereunder; each shall be deemed to have contributed one-half of the capital contribution and to own one-half of such Units; and each shall be deemed to have an Original Invested Capital consisting of one-half of the capital contribution as set forth opposite their respective names.

(b) For purpose of voting upon or consenting to any actions or matters as provided herein or by law, the vote or consent of either of such persons shall be deemed to be the vote or consent of both such persons, unless both such persons are present and voting or indicate otherwise in writing. In the event that both are present and voting or submit written consents or refusals, then each shall vote as to one-half of the Units which may be voted by both.

(c) Upon the death of either person and the passing of the decedents Partnership Interest to the survivor of such person, such passing is hereby established as an assignment, carrying with it the right to be a Substitute Limited Partner as to the decedent's Partnership Interest by virtue of this provision, and without the requirement of consent of any other party.

(d) Any notices given to either of such persons shall, unless the Partnership is otherwise advised in writing, be deemed notice given to both persons.

22.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The preceding sentence shall not affect any restriction on assignment set forth elsewhere in this Agreement.

22.11 Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement, and without giving effect to the principles of conflict of laws and, to the extent applicable, international law.

22.12 Jurisdiction. The parties submit to the jurisdiction of the Superior Court of the State of California, located in Orange County, California or a Federal Court impaneled in the United States District Court for the Central District of California, for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

22.13 Entire Agreement. Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement.

22.14 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between any of the parties including but not limited to arbitration, the prevailing party shall be reimbursed for all reasonable expenses incurred in resolving such dispute, including attorneys' fees and related costs.

22.15 Arbitration. Any dispute, controversy or claim arising out of, or in connection with or relating to this Agreement, or any breach or alleged breach hereof, except allegations of violations of federal or state securities laws, shall be submitted to and settled by arbitration in the County of Orange, State of California, pursuant to the rules then in effect of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Notwithstanding the foregoing, the provisions of California Code of Civil Procedure Section 1283.05 shall be applicable to such arbitration, but contrary to subparagraph (e) of Section 1293.05, depositions for discovery can be taken without leave to do so having first been granted by the arbitrator or arbitrators. Any award rendered shall be final and conclusive upon the parties, and a judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction, as provided elsewhere in this Section 22.

22.16 Tax Matters Partner. The General Partner is hereby designated as the Tax Matters Partner for the Partnership, for the purposes of representing the Partnership in any matter relating to an Internal Revenue Service examination of the Partnership's tax return(s).


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GENERAL PARTNER

E-NET FINANCIAL CORPORATION, a Nevada Corporation

By: /s/ MICHAEL P. ROTH
-----------------------------------------
MICHAEL P. ROTH, President

By: /s/ JEAN OLIVER
-----------------------------------------
Jean Oliver, Secretary

CO-GENERAL PARTNER

GENESIS RESIDENTIAL HEALTHCARE, INC. a California Corporation

By: /s/ WILLIAM W. ASHBY
-----------------------------------------
WILLIAM W. ASHBY, President


LIMITED PARTNERS:

Those persons listed on Exhibit "A" attached hereto.